Exhibit 10.30

SUBCONTRACTING AGREEMENT

This Subcontracting Agreement is made and entered into on 1 June 2021 by and between:

1.	KERRY EXPRESS (HONG KONG) LIMITED

Address: 3/F, Yeung Yiu Chung (No. 6) Industrial Building,19 Cheung Shun Street, Lai Chi Kok, Kowloon

2.	Telephone:

(hereinafter referred to as “KEHK”); and

3.	TIMES EXPRESS LIMITED

Business Registration Number: 72083694

Address: 17/F, Chinbest International Centre, 8 Kwai On Road, Kwai Chung, New Territories

Telephone: 2573-8823

(hereinafter referred to as the “Contractor”).

KEHK and the Contractor are hereinafter collectively referred to as the “Parties”, and each individually as a “Party”.

The Parties hereby agree as follows:

1. Scope of Services

1.1 The Contractor agrees, in accordance with the terms of this Agreement, to provide KEHK and/or its customers with logistics and/or manpower services, including but not limited to the following:

(a) Punctually and safely delivering goods from the collection point designated by KEHK or its customers to the delivery point designated by KEHK or its customers.

(b) Properly and safely loading goods onto the designated means of transport or into containers, and suitably lashing and securing them so as to prevent accidents and damage to the goods.

(c) Unloading (and unpacking) the goods at the delivery point, and re-loading any goods that require re-loading.

(d) Providing such other logistics and/or manpower services as may be required by KEHK and its customers (including warehousing, inventory management, distribution, transportation, clerical and/or frontline operational manpower, etc.).

1.2 The Parties shall enter into separate Statements of Work or quotations (each a “SOW” or “Quotation”) specifying the service contents and fees for individual projects.

2. Term and Termination

2.1 This Agreement shall take effect from the date of signature and chopping by both Parties.

2.2 Either Party may terminate this Agreement and/or any SOW or Quotation hereunder by giving the other Party not less than one (1) month’s prior written notice.

2.3 KEHK may immediately terminate this Agreement and/or any SOW or Quotation hereunder upon the occurrence of any of the following events:

(a) The Contractor breaches any of its obligations under this Agreement and fails to take any remedial measures within seven (7) working days after receipt of notice from KEHK.

(b) The Contractor enters into any liquidation, bankruptcy, reorganisation or other similar legal proceedings, or all or part of the Contractor’s business or assets is frozen, taken over, placed under receivership, compulsorily transferred or is in a similar situation.

(c) The logistics services agreement entered into between KEHK and its customer is terminated.

3. Obligations of the Contractor

3.1 The Contractor shall comply with the provisions and obligations under this Agreement and any applicable SOW or Quotation, KEHK’s logistics service standard operating procedures, and any special operating specifications provided by KEHK’s customers.

3.2 The Contractor shall comply with and implement any other lawful and reasonable special requirements proposed by KEHK or its customers, including but not limited to:

(a) Where required by the project/service, ensuring that the Contractor’s staff wear uniforms provided by KEHK while on duty.

(b) Ensuring that the Contractor’s staff remain neat and tidy in appearance, punctual and courteous while providing services, and follow KEHK’s instructions.

(c) Providing various reports and information as required by KEHK.

(d) Where required by the project/service, arranging supervisors to be on site to allocate and oversee general staff in performing logistics and/or manpower services and to handle operational matters.

(e) In addition to the work specified in this Agreement, from time to time completing other related work pursuant to special instructions issued by KEHK’s managers.

(f) In the event of special incidents such as the hoisting of Tropical Cyclone Warning Signal No. 8 or above, or a Black Rainstorm Warning Signal, continuing to provide normal services unless notified of cancellation by KEHK.

(g) Providing normal services on public holidays and Sundays where requested by KEHK.

3.2 The Contractor and its personnel provided under this Agreement must comply with all laws and regulations relating to the contracted services.

3.3 The Contractor agrees to comply with KEHK’s “Business Partner Code of Conduct”, “Contractor Safety Code” and any other guidelines or codes issued by KEHK to the Contractor from time to time.

3.4 If KEHK incurs any liability for breach of contract or any compensation liability to its customers or other third parties as a result of the Contractor’s breach of this Agreement or any SOW or Quotation, KEHK shall be entitled to claim indemnity from the Contractor for such loss.

4. Obligations of KEHK

4.1 KEHK shall make timely and full payment of service fees to the Contractor in accordance with this Agreement.

4.2 KEHK shall provide the Contractor with complete, true and accurate information relating to the goods.

5. Payment

5.1 The service fees payable to the Contractor shall be specified in the relevant SOW or Quotation.

5.2 For all services provided by the Contractor under all SOWs or Quotations pursuant to this Agreement, the Contractor shall issue an invoice to KEHK on a monthly basis. Provided that the invoice is correct and accurate, KEHK shall arrange payment within thirty (30) days from the date of receipt of such invoice.

5.3 If any customer or other third party brings a claim or legal action against KEHK, demanding compensation for economic loss arising from delay, loss, damage or injury to goods, and such delay, loss, damage or injury occurred or should have occurred while the goods were under the custody or control of the Contractor, or was caused by the Contractor’s fault or negligence, then the Contractor shall bear full responsibility for such delay, loss, damage or injury. KEHK shall be entitled to require the Contractor to indemnify KEHK for the economic loss resulting from such claims or legal actions (including but not limited to any compensation, damages, penalties and all legal fees, litigation costs and other expenses paid by KEHK in handling such claims or legal actions). KEHK shall further be entitled to deduct the corresponding amounts directly from any security deposit (if any) or any amounts payable to the Contractor under its invoices.

5.4 If KEHK takes any action that is beneficial to the Contractor and thereby incurs additional expenses, KEHK shall be entitled to require the Contractor to indemnify KEHK for such additional expenses, and may deduct the corresponding amounts directly from any security deposit (if any) or any amounts payable to the Contractor under its invoices.

6. Risk Management and Insurance

6.1 The Contractor must procure from an insurance company adequate insurance coverage (including but not limited to employees’ compensation insurance, work injury, bodily injury, third-party liability and public liability insurance) to cover any loss, damage or bodily injury and the related compensation liabilities which may arise during the provision of services under this Agreement. The Contractor shall, at the time of signing this Agreement, present to KEHK insurance policies and premium payment receipts satisfactory to KEHK.

If the Contractor fails to provide the aforesaid insurance policies and premium payment receipts, the Contractor shall procure insurance according to the insurance scheme of the insurance consultant designated by KEHK in the table below and pay the relevant insurance premium as specified. Otherwise, KEHK shall be entitled to terminate this Agreement and require the Contractor to indemnify all losses and claims.

Designated Insurance Consultant of KEHK: Taishan Insurance Consultants Limited.

Insurance items:

(a) Employees’ compensation insurance;

(b) Public liability insurance.

The insurance scheme and its terms shall be designed based on the information provided by the Contractor for insurance application, and the insurance premium shall be separately agreed by the Parties.

6.2 If, during the provision of services, any accident occurs resulting in loss or damage suffered by KEHK or any other person, the Contractor shall bear and be responsible for any insurance excess (deductible) under the relevant insurance policies purchased by KEHK and the Contractor itself, as well as any and all loss and expenses resulting from the refusal of the insurer to provide indemnity.

7. Relationship of the Parties

7.1 The Contractor acts solely as an independent contractor in providing the services. Nothing in this Agreement shall constitute any employment or agency relationship. Unless with the prior written consent of KEHK, the Contractor has no authority to represent KEHK in acknowledging, accepting or incurring any liability or obligation on behalf of KEHK.

7.2 The Contractor shall be responsible for any tax or other liabilities arising for KEHK as a result of the services provided by the Contractor. The Contractor shall indemnify and hold KEHK harmless from and against all costs, expenses, penalties and interest arising from the acts of the Contractor. KEHK shall be entitled to deduct all or part of such relevant costs and expenses from the service fees payable to the Contractor.

7.3 The Contractor shall be solely responsible for all benefits of its employees, including overtime allowances, leave entitlements, labour insurance, Mandatory Provident Fund contributions and medical benefits.

7.4 The Contractor shall ensure that all personnel supplied hold valid work permits and comply with the relevant conditions of stay and work imposed by the Immigration Department. If there is any violation, KEHK shall be entitled to terminate this Agreement immediately and require the Contractor to indemnify all losses and expenses incurred by KEHK as a result. Without prejudice to the foregoing general principle, if KEHK discovers that the Contractor has provided personnel who are not legally employable, the Contractor shall pay KEHK liquidated damages of HKD 5,000 for each such person, and, if any law-enforcement agency commences an investigation, the Contractor shall pay KEHK an additional administrative fee of HKD 50,000 for each such person.

8. Confidentiality

8.1 The Contractor shall keep confidential the contents of this Agreement and all confidential information obtained from KEHK (including but not limited to any information relating to KEHK’s customers, suppliers, finances and business operations), and shall ensure that its employees and agents also keep such information confidential. Except with KEHK’s consent, the Contractor shall not use or disclose such information to any third party. Upon KEHK’s request, the Contractor shall immediately return and/or destroy all confidential information.

8.2 In collecting, storing, using and transmitting personal data of KEHK or its customers, the Contractor shall strictly comply with the Personal Data (Privacy) Ordinance and all relevant laws and regulations, as well as the guidelines and codes issued by KEHK from time to time.

8.3 The obligations under this clause shall survive the termination of this Agreement.

9. Anti-Bribery

The Contractor and its employees shall not, in relation to this Agreement or the services supplied hereunder, offer any “advantage” as defined in the Prevention of Bribery Ordinance to any employee of KEHK or any third party. If it is discovered that the Contractor or its employees have offered any advantage to any KEHK employee or any third party, or have committed any offence under the Prevention of Bribery Ordinance, KEHK may immediately terminate this Agreement and require the Contractor to indemnify all losses.

10. Non-Competition

The Contractor undertakes that, during the term of this Agreement and for two (2) years after its termination, it will not, whether directly or indirectly, approach or attempt to approach KEHK’s customers for business in any manner.

11. Sub-Contracting

Unless with KEHK’s prior written consent, the Contractor shall not sub-contract its obligations under this Agreement to any other party. Under all circumstances, the Contractor shall ensure that any sub-contractor performing the Contractor’s obligations and responsibilities under this Agreement complies therewith, and the Contractor shall be liable for any breach of this Agreement by such sub-contractor.

12. Third-Party Rights

Except as expressly provided in this Agreement, no person who is not a Party to this Agreement shall have any rights to enforce any term of this Agreement or to enjoy any benefit thereof under the Contracts (Rights of Third Parties) Ordinance of Hong Kong.

13. Governing Law

This Agreement and the rights and obligations of the Parties hereunder shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region.

14. Miscellaneous

This Agreement is executed in duplicate, with each Party holding one copy, both of which shall have equal legal effect.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first written on the front page.

For and on behalf of

KERRY EXPRESS (HONG KONG) LIMITED

Name:	Antony Shek
Title:	Director / Authorised Representative

For and on behalf of

TIMES EXPRESS LIMITED

Name:	Ben Cheung
Title:	Director / Authorised Representative